EXHIBIT 5.1
Buenos Aires, Argentina, November 12, 2008
Ladies and Gentlemen:
1.	Reference is made to the registration under the U.S. Securities Act of 1933, as amended from time to time, of 316,768,619 Class B shares of common stock (the “Shares”) of nominal value of P$1.00 (Argentine pesos) in the capital of Petrobras Energía S.A. (the “Company”), a corporation (sociedad anónima) incorporated and existing under the laws of the Republic of Argentina (“Argentina”). I am a Legal Counsel of the Company. This opinion letter is issued in order to be filed as an exhibit to a registration statement on form F-4 as filed with the U.S. Securities and Exchange Commission on November 12, 2008 (the “Form-F-4”).

2.	The Shares will be issued by the Company in the merger of Petrobras Energía Participaciones S.A. (“Petrobras Energía Participaciones”) into the Company by way of a merger by absorption of Petrobras Energía Participaciones by the Company without liquidation of Petrobras Energía Participaciones (the “Merger”). Upon effectiveness of the Merger, all the assets and liabilities of Petrobras Energía Participaciones shall have been assumed by the Company, Petrobras Energía Participaciones shall cease to exist and the Company shall issue the Shares to the (then-former) holders of Petrobras Energía Participaciones shares.

3.	In rendering this opinion, I have examined the following documents:
i)	a copy of the preliminary merger agreement between the Company and Petrobras Energía Participaciones, dated September 2, 2008 (the “Preliminary Merger Agreement”);

ii)	a copy of the board resolution of the Company approving the Preliminary Merger Agreement; and

iii)	a copy of the bylaws (estatutos sociales) of the Company, as last amended on July 14, 2000.
4.	Based upon and subject to the foregoing, I am of the opinion that when the Merger is effected in accordance with the Preliminary Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

5.	This opinion is confined to matters of Argentine law (as defined below). Accordingly, I express no opinion with regard to any system of law other than the laws of Argentina as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Argentina (“Argentine law”).

6.	This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to my knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

7.	I hereby provide this opinion to be filed as an exhibit to the Form F-4.

8.	This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.
Petrobras Energía S.A.
Maipú 1- C1084ABA — Buenos Aires — Argentina
Teléfono: (54-11) 4344-6000

9.	This opinion is governed by Argentine law and the Argentine courts shall have exclusive jurisdiction thereon.
Yours faithfully,
/s/ Nicolás M. Mordeglia
Nicolás M. Mordeglia
Legal Counsel
Petrobras Energía S.A.
Maipú 1- C1084ABA — Buenos Aires — Argentina
Teléfono: (54-11) 4344-6000

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